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                                                                   Exhibit 10(a)


                            P. H. Glatfelter Company

                            Management Incentive Plan
                         (Adopted as of January 1, 1994)
               (Amended and Restated Effective December 18, 1997)
                           (Amended December 17, 1998)


1. PURPOSE OF THE PLAN

                  The purpose of the Management Incentive Plan (hereinafter called the "Plan") is to provide an incentive to greater efforts on the part of key salaried employees to increase profits of P. H. Glatfelter Company, hereinafter, together with its subsidiaries, called the "Company".
The underlying objectives of the Plan are as follows:

         (a)      Maximize the annual return on shareholders' equity.

         (b) Promote and reward management teamwork at both corporate and mill levels.

         (c) Enable the Company to attract and retain a talented management team.

         (d)      Assure that Plan awards are at rise annually.

         (e) Reward key mill management personnel on the basis of both mill and corporate financial results.

         (f) Provide above-average incentive award potential to key salaried employees of the Company whose base salaries are generally below average market rates.

2. PROFIT CENTERS OF THE PLAN

                  In order to accomplish the objectives of the Plan, the Company, the Company's U.S. operations and each of its U.S. mills shall be treated as a separate profit center for the purpose of rewarding those employees, who through the exercise of their responsibilities, are in a position to have a significant bearing on the success and profitability of their profit center, and therefore on the profitability of the Company. In addition, a Glatfelter Paper Group profit center shall represent a combination of the Spring Grove and Neenah mill profit centers. The profit centers are identified as follows:
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                  Global Profit Center
                  U.S. Corporate Profit Center
                  Glatfelter Paper Group Profit Center
                  Spring Grove Mill Profit Center
                  Neenah Mill Profit Center
                  Ecusta Mill Profit Center

3. AMENDMENT OR TERMINATION OF THE PLAN

                  This Plan is an amendment and restatement of the P. H. Glatfelter Company Management Incentive Plan and shall continue in force from year to year until amended, modified or terminated. The Company reserves the right by action of its Board of Directors or the Compensation Committee thereof (hereinafter called the "Committee") at any time to amend or modify the Plan in any respect or to terminate the Plan in its entirety, provided that, if the Plan is in effect at the beginning of a fiscal year, it may not be terminated or amended for such year. The Company will seek the approval of the Company's shareholders for an amendment if such approval is necessary to comply with the Internal Revenue Code, Federal or state securities law or any other applicable rules or regulations.

4. ADMINISTRATION OF THE PLAN

                  The management of the Plan shall be vested in the Committee, which shall be comprised solely of two or more "outside directors" (as defined in regulations promulgated under Section 162(m) of the Internal Revenue Code). The majority of the members of the Committee at any time in office shall constitute a quorum for the transaction of business at any meeting. Any determination or action of the Committee may be made or taken by a majority of its members present at any meeting at which a quorum is present or without a meeting by unanimous written consent executed by all the members then in office.

5. PARTICIPANTS IN THE PLAN

                  (a) The participants in the Plan and the profit center to which they are assigned for each fiscal year shall be proposed by the Chief Executive Officer and approved by the Committee on or before the December 31 immediately preceding such fiscal year. In this respect, the action of the Committee shall be final. Participation is limited to selected management and highly compensated salaried employees of the Company. Nothing herein contained shall be construed as giving any salaried employee the right to participate in the Plan, except after approval by the Committee, and then his participation shall be subject to all the provisions of the Plan.

                  (b) The criteria that will be considered by the Committee in approving a participant shall include position responsibilities, organizational reporting relationship, current salary grade and/or rate, individual performance expectations, and competitive practices.

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         (c) If a participant shall transfer from one profit center to another during the year, his incentive award shall be determined on the basis of the financial results of each profit center for such fiscal year, prorated based on service to each profit center during such fiscal year. The participant's salary grade at the time he is approved by the Committee as a participant in the Plan for such year shall be such participant's salary grade for purposes of determining the maximum, target and minimum awards for each profit center.

         (d) If a participant's employment by the Company should terminate during the fiscal year by reason of his death, retirement or permanent disability, his incentive award shall be determined on the basis of the financial results of his profit center for such fiscal year and his base salary midpoint for such fiscal year, prorated to reflect the period of service prior to his death, retirement or permanent disability, and shall be paid either to him or, as appropriate, the beneficiary specifically designated by the participant on the applicable form, or, if no such specific designation is made, to such beneficiary as is designated under the Company's Group Life Insurance Plan. A participant who has been removed from the payroll of the Company during the fiscal year for any reason, other than his death, retirement or permanent disability, shall not participate in the Plan for such fiscal year, unless the Committee, in its sole discretion, determines that he shall so participate. The decision of the Committee in this regard shall be final.

         (e) In consideration of the payments to be made in accordance with the provisions of the Plan, the participants may not be participants in the Company's Conference Group award program.

6. DETERMINATION OF INCENTIVE COMPENSATION AWARDS

         (a) The Plan shall provide incentive awards based on achievement of specified performance goals. Such performance goals shall be based on certain measurements of profitability in each of the Company's profit centers. Initially, such profitability shall be measured by the earnings per share (EPS) in the case of the Global Profit Center, and by both the EPS for the Company and the EPS for the Company exclusive of the financial results of Schoeller and Hoesch and for the Corporate Profit Center, and by both the EPS of the Company and the return on average capital employed (ROCE) for the applicable mill profit center. In the case of the Glatfelter Paper Group, the financial results of the Spring Grove and Neenah mill profit centers will be combined for purposes of calculating return on average capital employed. The determination of profit center profitability shall be based on the audited consolidated financial statements of the Company and on the Company's internal financial statements for Schoeller and Hoesch and for each mill after the audit adjustments have been applied.

         (b) The amount of an individual's award shall be based on a percentage of such individual's base salary midpoint for the salary grade approved for him by the Committee. If such salary midpoints are revised at any time during a fiscal year, the Committee will revise the midpoints applicable to such year. The incentive award as a percentage of base salary

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midpoint will vary based on the applicable EPS and ROCE levels achieved for the
Plan Year. In no event may the incentive award paid to any participant for any plan year exceed $1,000,000.

         (c) The EPS and ROCE factors are a measure of profitability and will be established in the operating rules for each profit center, adopted annually by the Committee in accordance with Paragraph 9. The incentive award shall equal the base salary midpoint multiplied by the Incentive Award Factor which will vary in relationship to the actual EPS and ROCE levels achieved for the year.

         (d) The Committee may, from time to time, establish performance goals based on business criteria other than EPS and ROCE, such as stock price, return on assets, earnings, earnings per share, total shareholder return, sales or costs.

7. PAYMENT OF INDIVIDUAL INCENTIVE AWARDS

         (a) Each year after the Committee has approved the participants in the Plan for the following year in accordance with Paragraph 5(a), each participant shall make an election by February 1 of such following year to receive his incentive award in cash or to defer the receipt of 25%, 50%, 75% or 100% of the award to a future period, specifying irrevocably the timing of the future payment(s) in accordance with the deferred options established by the Committee. The amount of deferred awards shall be adjusted at the end of each calendar quarter by crediting the cumulative deferred awards with interest for the quarter based on the prime rate of interest on the last business day of the quarter at Morgan Guaranty Trust Company of New York (or such comparable rate as is determined by the Committee if such prime rate is unavailable or, if in the opinion of the Committee it no longer reflects the rate of interest on such bank's demand loans to its most credit-worthy customers). The interest credit shall be earned from the date when the award would have been paid if not deferred and shall be compounded on the accumulated award and accrued interest. Should a deferred award be paid during a quarter, interest on the amount of such payment shall be accrued at the rate used for the immediately preceding quarter.

         (b) Cash incentive awards shall be paid annually as promptly as practicable after the Company's certified public accountants have completed their examination of the Company's year-end consolidated financial statements and the Committee has certified that the applicable performance goals have been met.

         (c) Deferred incentive awards shall be paid on the first Monday in April of each year pursuant to a participant's election to defer receipt of his award. In the event a participant who has deferred an award determines that he has a financial hardship which necessitates the acceleration of the payment of the deferred award, he shall submit his request to release the funds to the Committee which shall consider the circumstances and, in its sole discretion, determine whether the request shall be approved.

         (d) If a participant separates from the Company before age 55, or after age 55 without being vested under the terms of the Company's Retirement Plan for Salaried Employees,

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including the Supplemental Executive Retirement Plan (collectively, the "Pension
Plans"), such participant will receive the unpaid amount of his cumulative deferred award(s) in a lump sum within 30 days of his separation date or, at the sole discretion and option of the Committee, as stipulated on his election form. If such participant separates after age 55 and is vested under the terms of the Company's Pension Plans, his deferred award(s) will be paid as stipulated on his election form(s). If a participant should die before his deferred award(s) has been completely paid out, the unpaid amount will be paid in a lump sum to his designated beneficiary, as designated under the Company's Group Life Insurance Plan, on a timely basis after his death.

8. MANAGEMENT INCENTIVE PLAN ADJUSTMENT SUPPLEMENT

                  The Company will supplement the basic monthly pension payable under the Company's Pension Plans, with respect to an employee who is a participant in the Plan and elected to defer incentive awards in accordance with Paragraph 7 of the Plan, as provided in the Plan of Supplemental Retirement Benefits for the Management Committee.

9. MANAGEMENT INCENTIVE PLAN OPERATING RULES

                  On or prior to December 31 immediately preceding each fiscal year, the Committee shall adopt operating rules for each of the profit centers for such fiscal year to be based on the operating budget for such fiscal year and estimated financial results for the then current fiscal year, both as presented at the December Board of Directors' meeting. These operating rules will establish maximum, target and minimum Incentive Award Factors for each salary grade and the corresponding maximum, target and minimum rates of return on average shareholders' equity and rates of return on average capital employed for each of the individual profit centers based on historical and anticipated rates of return for the profit centers (or maximum, target and minimum goals based on such other business criteria as the Committee may establish pursuant to Paragraph 6(d)), and such other administrative and procedural rules which the Committee considers appropriate.

10. DEFINITIONS

                  For the purpose of determining the incentive awards under the Plan, the following definitions shall apply:

         (a) Earnings per share (EPS) shall mean basic earnings per share as reported for the applicable period in the Company's consolidated financial statements. EPS for all the profit centers other than the Global Profit Center shall be determined exclusive of the financial results of Schoeller and Hoesch.

         (b) Incentive Income shall mean income before income taxes as reported for the fiscal year in the Company's audited consolidated financial statements...

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                           i)       before provision is made for the amounts
                                    paid or payable under the Plan, the
                                    Employees' Profit Sharing Plans, and the
                                    Spring Grove Conference Group award program, and

                           ii) after such adjustment, if any, as shall be made to exclude, to the extent that the Committee in its sole discretion may determine, the whole or any part of any item which is both unusual in nature and infrequent in occurrence.

                  (c) Average Shareholders' Equity shall mean the average of the shareholders' equity as reported in each of the Company's monthly internal financial statements during the fiscal year.

                  (d) The "Incentive Award Factor" shall be the percentage of base salary midpoint for each salary grade corresponding to the maximum, target and minimum performance goals established for the Global, U.S. corporate, mill, and the paper group profit centers in the operating rules.

                  (e) Return on Capital Employed (ROCE) shall mean Operating Profit divided by Average Capital Employed. ROCE shall be based on the Company's internal financial reports for each of the Spring Grove, Neenah, and Ecusta mills after the year-end audit adjustments by the Company's independent certified public accountants have been applied to the accounting records and related reports. In the case of the Spring Grove mill profit center, the Return on Capital Employed shall be based on the consolidated financial reports for the Spring Grove mill and The Glatfelter Pulp Wood Company. In the case of the Glatfelter Paper Group profit center, the Return on Capital Employed shall be based on the consolidated financial reports for the Spring Grove mill, The Glatfelter Pulp Wood Company, and the Neenah mill.

                  (f) Operating Profit shall mean operating profit as reported for the fiscal year in the Company's internal financial statements by mill and for The Glatfelter Pulp Wood Company. . .

                           i) before provision is made for the amounts paid or payable under the Plan, the Employees' Profit Sharing Plans, and the Spring Grove Conference Group award program, and

                           ii) after such adjustment, if any, as shall be made to exclude, to the extent that the Committee in its sole discretion may determine, the whole or any part of any item which is both unusual in nature and infrequent in occurrence.

                  (g) Average Capital Employed shall mean the sum of the average of inventories and net property, plant, and equipment as shown in the Company's monthly internal financial statements by mill and for The Glatfelter Pulp Wood Company during the fiscal year.

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                  (h) Retirement shall mean voluntary separation from service by a participant who has achieved an age whereby he is eligible for and has elected to receive early retirement under the Company's Pension Plans.

                  (i) Disability shall mean a disability due to any medically determinable physical or mental impairment that prevents a participant from fulfilling the duties that such participant was performing at the time of the occurrence of such disability and which can be expected to result in death or which has lasted or can be expected to last for a continuous period of more than twelve months, as determined by the Committee in its sole discretion.

11. RIGHTS NOT TRANSFERABLE

                  Rights to incentive cash awards and deferred incentive awards are not transferable by a participant except upon the death of the participant by operation of will or the laws of intestacy.

12. FUNDING

                  The Plan is not funded. All awards that are not received in cash shall remain as part of the general assets of the Company and shall not be deemed held in trust for the benefit of the participant.

13. WITHHOLDING OF APPLICABLE TAXES

                  The Company shall have the right to withhold amounts from incentive cash awards and deferred incentive awards as shall be required to be withheld by the Company pursuant to any statute or other governmental regulation or ruling.

14. CONCLUSION

                  The interpretation of the Plan or any provision thereof or the operating rules made by the Committee shall be binding upon both the Company and every participant in the Plan. While it is the intention of the Company to provide a fair and reasonable basis for the determination of incentive compensation awards and the selection of the participants, the Plan is not an employment contract between the Company and the salaried employees or any participants and shall not constitute an agreement by the Company to continue any participant in its employ for any period of time notwithstanding that the termination of the employment of a participant during a fiscal year will preclude an incentive award to such participant for such year.


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